Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 29, 2022, with respect to the consolidated financial statements and financial statement schedule III of Cottonwood Communities, Inc. included in the prospectus supplement no. 8 (the “Supplement”) related to the registration statement (No. 333-258754) on Form S-11 and to the reference to our firm under the heading “Experts” in the Supplement.

/s/ KPMG LLP

Denver, Colorado

March 31, 2022